                                                Filed Pursuant to Rule 424(b)(2)
                                                          File Number: 333-90385

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED NOVEMBER 17, 1999)

                                  $325,000,000
                         Consolidated Edison Company of
                                 New York, Inc.

                   8 1/8% Debentures, Series 2000 A Due 2010

                                   ---------

                    Interest payable on May 1 and November 1

                                 -------------

    The Debentures are unsecured debt securities of Consolidated Edison Company of New York, Inc. ("Con Edison of New York") which will mature on May 1, 2010. The Debentures may not be redeemed prior to maturity. Interest on the Debentures is payable on November 1, 2000 and thereafter semi-annually on May 1 and November 1 in each year.

                                 --------------

                   PRICE 99.935% AND ACCRUED INTEREST, IF ANY

                                 --------------

                                                                     UNDERWRITING     PROCEEDS TO
                                                        PRICE TO     DISCOUNTS AND   CON EDISON OF
                                                         PUBLIC       COMMISSIONS      NEW YORK
                                                      ------------   -------------   -------------
Per Debenture.......................................        99.935%         .457%          99.478%
Total...............................................  $324,788,750    $1,485,250     $323,303,500

    The Securities and Exchange Commission and the state securities regulators have not approved or disapproved these securities, or determined if this Prospectus Supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    Salomon Smith Barney Inc. expects to deliver the Debentures to purchasers on May 8, 2000.

                                 --------------

                              Salomon Smith Barney

May 3, 2000

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS SUPPLEMENT.

                            ------------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                PAGE
                                                              --------
Ratio of Earnings To Fixed Charges..........................    S-2
Description of Debentures...................................    S-3
Underwriting................................................    S-5
Legal Matters...............................................    S-6

                              PROSPECTUS

About This Prospectus.......................................      2
Where You Can Find More Information.........................      2
Con Edison..................................................      3
Use of Proceeds.............................................      4
Ratio of Earnings to Fixed Charges..........................      4
Description of Securities...................................      4
Plan of Distribution........................................     12
Legal Matters...............................................     13
Experts.....................................................     13

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth Con Edison of New York's ratio of earnings to fixed charges for the periods indicated:

                                    YEAR ENDED DECEMBER 31,
TWELVE MONTHS ENDED   ----------------------------------------------------
  MARCH 31, 2000        1999       1998       1997       1996       1995
-------------------   --------   --------   --------   --------   --------
4.02.......             4.17       4.36       4.09       4.18       4.20

    The ratio of earnings to fixed charges has been computed based upon net income plus Federal income tax, Federal income tax deferred, investment tax credits deferred and fixed charges. Fixed charges include interest on long-term debt and other interest expense, amortization of debt expense, discount and premium, and the interest component of rentals.

                           DESCRIPTION OF DEBENTURES

GENERAL

    The Debentures will mature on May 1, 2010, and may not be redeemed prior to maturity. Additional information describing the Debentures and the Indenture under which they are to be issued is included in "Description of Securities" in the Prospectus.

INTEREST

    We will pay interest on the Debentures at the rate per annum stated on the first page of this Prospectus Supplement. Interest will accrue from May 8, 2000 or from the most recent interest payment date to which interest has been paid. Interest is payable on November 1, 2000 and thereafter semi-annually on May 1 and November 1 in each year to holders of record at the close of business on the fifteenth day, whether or not a business day, of the calendar month next preceding the interest payment date, except as otherwise provided in the Indenture.

BOOK-ENTRY SYSTEM

    This discussion of the Depository Trust Company ("DTC") and its book-entry system supplements the discussion of depositary arrangements in "Description of Securities--Global Securities" in the Prospectus.

    DTC will act as securities depository for the Debentures. The Debentures will be issued in fully-registered form in the name of Cede & Co. (DTC's partnership nominee). One or more fully-registered Debenture certificates will be issued as Global Securities for the Debentures, in the aggregate principal amount of the Debentures, and will be deposited with DTC.

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants" and together with Direct Participants, "Participants"). The Rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

    Purchases of Debentures under the DTC system must be made by or through Direct Participants, which will receive a credit for the Debentures on DTC's records. The ownership interest of each actual purchaser of Debentures ("Beneficial Owner") is in turn to be recorded on the Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Debentures are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Debentures, except in the event that use of the book-entry system for the Debentures is discontinued.

    To facilitate subsequent transfers, all Debentures deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Debentures with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Debentures; DTC's records reflect only the identity of the Direct Participants to whose accounts such Debentures are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Neither DTC nor Cede & Co. will consent or vote with respect to Debentures. Under its usual procedures, DTC would mail an Omnibus Proxy to Con Edison of New York as soon as possible after the record date. The Omnibus Proxy assigns
Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Debentures are credited on the record date (identified in a listing attached to the Omnibus Proxy).

    Principal and interest payments on the Debentures will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC or Con Edison of New York, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of Con Edison of New York, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursements of such payments to the Beneficial Owners shall be the responsibility of Participants.

    DTC may discontinue providing its services as securities depository with respect to the Debentures at any time by giving reasonable notice to Con Edison of New York. Under such circumstances, in the event that a successor securities depository is not obtained, Debenture certificates are required to be printed and delivered. Con Edison of New York may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Debenture certificates will be printed and delivered.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that Con Edison of New York believes to be reliable (including DTC), but Con Edison of New York takes no responsibility for the accuracy thereof.

    Neither Con Edison of New York, the Trustee nor Salomon Smith Barney Inc. (the "Underwriter") will have any responsibility or obligation to Participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any Participant with respect to any ownership interest in the Debentures, or payments to, or the providing of notice for, Participants or Beneficial Owners.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement") between Con Edison of New York and the Underwriter, Con Edison of New York has agreed to sell to the Underwriter, and the Underwriter has agreed to purchase, the Debentures. The Underwriting Agreement provides that the obligations of the Underwriter are subject to certain conditions precedent and that the Underwriter will be obligated to purchase all of the Debentures if any are purchased.

    The Underwriter has advised Con Edison of New York that it proposes to offer the Debentures in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement and in part to certain securities dealers at such price less a concession not to exceed .40% of the principal amount of the Debentures. The Underwriter may allow, and such dealers may reallow, a concession not to exceed .25% of the principal amount of the Debentures to certain brokers and dealers. After the Debentures are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriter.

    The Underwriting Agreement provides that the obligations of the Underwriter to pay for and accept delivery of the Debentures are subject to certain conditions, including delivery of certain legal opinions by counsel for the Underwriter, and that the Underwriter will be obligated to purchase all the Debentures if any are purchased.

    The Underwriting Agreement provides that Con Edison of New York will indemnify the Underwriter against certain liabilities under the Securities Act of 1933 and will contribute to payments the Underwriter may be required to make in respect thereof.

    The Debentures will be a new issue of securities for which there is currently no market. Although the Underwriter has informed Con Edison of New York it currently intends to make a market in the Debentures, the Underwriter is not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Debentures. Con Edison of New York does not intend to apply for listing of the Debentures on a national securities exchange.

    In the ordinary course of its business, the Underwriter provides investment banking services to Con Edison of New York and its affiliates in connection with various transactions and proposed transactions.

    In order to facilitate the offering of the Debentures, the Underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the Debentures. Specifically, the Underwriter may over-allot in connection with the offering, creating a short position in the Debentures for its own account. In addition, to cover over-allotments or to stabilize the price of the Debentures, the Underwriter may bid for, and purchase, the Debentures in the open market. Finally, the Underwriter may reclaim selling concessions allowed to a dealer for distributing the Debentures in the offering, if the Underwriter repurchased previously distributed Debentures in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Debentures above independent market levels. The Underwriter is not required to engage in these activities and may end any of the activities at any time.

                                 LEGAL MATTERS

    The validity of the debt securities and certain other related legal matters will be passed upon for Con Edison of New York by John D. McMahon, Esq., Senior Vice President and General Counsel. Certain legal matters in connection with the debt securities will be passed upon for the Underwriter by Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York 10019-6092. Dewey Ballantine from time to time has performed services for subsidiaries of Consolidated Edison, Inc. Consolidated Edison, Inc. owns all of the common stock of Con Edison of New York.

PROSPECTUS




                  CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.




                                 DEBT SECURITIES



         Consolidated Edison Company of New York, Inc. may offer and sell up to $590,000,000 of our unsecured debt securities. We will establish the specific terms of each series of our debt securities, their offering prices and how they will be offered at the time we offer them, and we will describe them in one or more supplements to this prospectus. This prospectus may not be used to offer and sell our debt securities unless accompanied by a prospectus supplement. You should read this prospectus and the related supplement before you invest in our debt securities.




                              --------------------


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
           AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
                NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS
                       PROSPECTUS IS ACCURATE OR COMPLETE.
                       ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.


                              --------------------




         We will offer and sell our debt securities through one or more underwriters. We will set forth in the related prospectus supplement the name of the underwriters, the discount received by the underwriters from us as compensation, our other expenses for the offering and sale of the debt securities, and the net proceeds we receive from the sale. See "Plan of Distribution."


                THE DATE OF THIS PROSPECTUS IS NOVEMBER 17, 1999.

                              ABOUT THIS PROSPECTUS


         This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission using a "shelf" registration process. By using this process, we may offer up to a total dollar amount of $590,000,000 of our debt securities in one or more offerings. This prospectus provides you with a general description of the debt securities we may offer. Each time we offer debt securities, we will provide you with a supplement to this prospectus that will describe the specific terms of that offering. The prospectus supplement may also add, update or change the information contained in this prospectus. Before you invest, you should carefully read this prospectus, the applicable prospectus supplement and the information contained in the documents we refer to in this prospectus under "Where You Can Find More Information."

         References in this prospectus to the terms "we", "us" or other similar terms mean Consolidated Edison Company of New York, Inc., unless the context clearly indicates otherwise. We are also referred to in this prospectus as Con Edison.

         You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized anyone else to provide you with any different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is current only as of the date of this prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. We file such reports, proxy statements and other information through the Commission's Electronic Data Gathering, Analysis and Retrieval system and these filings are publicly available through the Commission's Web site (http://www.sec.gov). You may read and copy such material at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; at the Commission's New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; and at its Chicago Regional Office, Northwest Atrium Center, 500 West Madison Street, 14th Floor, Chicago, Illinois 60661. You may also obtain copies of such material at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, you may inspect such material at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, the Chicago Stock Exchange, 120 South LaSalle Street, Chicago, Illinois 60605 and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104.

         The Commission allows us to "incorporate by reference" into this prospectus the information we file with them. This means that we can disclose important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be an important part of this prospectus and should be read with the same care. Information that we file later with the Commission that is incorporated by reference into this prospectus will automatically update and supercede this information. We are incorporating by reference into this prospectus the following documents that we have filed with the Commission and any subsequent filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering of the debt securities described in this prospectus is completed:

o Con Edison's Annual Report on Form 10-K for the year ended December 31, 1998 ("1998 Form 10-K"),
o Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1999 and June 30, 1999, and
o  Current Report on Form 8-K, dated June 25, 1999.

         This prospectus is part of a registration statement we have filed with the Commission relating to our debt securities. As permitted by the Commission's rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the Commission. You should read the registration statement and the exhibits and schedules for more information about us and our debt securities. The registration statement, exhibits and schedules are also available at the Commission's Public Reference Section or through its Web site.

         You may obtain a free copy of our filings with the Commission by writing or telephoning us at our principal executive offices: Corporate Secretary, Consolidated Edison Company of New York, Inc., 4 Irving Place, New York, New York 10003 (Telephone No.: 212-460-6066).

                                   CON EDISON

         Con Edison, incorporated in New York State in 1884, provides electric service to its approximately 3 million electric customers in New York City (except part of Queens) and most of Westchester County, New York. Con Edison also provides gas service to over one million customers in Manhattan, the Bronx and parts of Queens and Westchester, and steam service in part of Manhattan. Consolidated Edison, Inc. ("CEI"), incorporated in New York State in 1997, became the holding company for Con Edison on January 1, 1998. CEI completed its purchase of Orange and Rockland Utilities, Inc. in July 1999 and agreed to purchase Northeast Utilities in October 1999. Orange and Rockland provides electric service to approximately 250,000 customers and gas service to approximately 100,000 customers in New York, New Jersey and Pennsylvania. Northeast Utilities subsidiaries provide electric service to over 1.7 million customers in Connecticut, New Hampshire and western Massachusetts. CEI expects to complete its purchase of Northeast Utilities within 12 to 18 months.

                                 USE OF PROCEEDS

         Unless we inform you otherwise in a supplement to this prospectus, we anticipate using any net proceeds received by us from the sale of the debt securities for general corporate purposes, including:

o  Repayment of short term debt,
o  Repurchase, retirement or refinancing of other securities, and
o  Funding of construction expenditures.

                       RATIO OF EARNINGS TO FIXED CHARGES

         The following table sets forth Con Edison's ratio of earnings to fixed charges for the periods indicated:


                                                         YEAR ENDED DECEMBER 31,
         TWELVE MONTHS ENDED                 -------------------------------------------------
         SEPTEMBER 30, 1999                  1998       1997         1996       1995      1994
         ------------------                  ----       ----         ----       ----      ----
                 4.38                        4.36       4.09         4.18       4.20      4.58


         The ratio of earnings to fixed charges has been computed based upon net income plus Federal income tax, Federal income tax deferred, investment tax credits deferred and fixed charges. Fixed charges include interest on long-term debt and other interest expense, amortization of debt expense, discount and premium, and the interest component of rentals.

                            DESCRIPTION OF SECURITIES

         The debt securities are to be issued under an Indenture, dated as of December 1, 1990, between Con Edison and The Chase Manhattan Bank, as Trustee ("Trustee"), (successor to The Chase Manhattan Bank (National Association)), as amended and supplemented by a First Supplemental Indenture, dated as of March 6, 1996 (the Indenture, as amended and supplemented, is herein referred to as the "Indenture"), copies of which are included as exhibits to the registration statement of which this prospectus is a part. Con Edison may also enter into one or more additional indentures with other trustees with respect to certain of the debt securities. Any such indenture would contain covenants and other provisions similar to those described below. Reference is made to the prospectus supplement regarding any additional indentures under which Debt securities will be issued.

         The debt securities will be unsecured general obligations of Con Edison ranking equally and ratably in right of payment with the unsecured debt securities of Con Edison issued under the Indenture that are not subordinated obligations of Con Edison ("Subordinated Securities") and the unsecured promissory notes of Con Edison issued as collateral for, and in consideration of the net proceeds of, a like amount of tax-exempt revenue bonds issued by New York State Energy Research and Development Authority; provided, however, that if so provided in the prospectus supplement relating to a series of debt securities, the debt securities will be Subordinated Securities.

         There is no requirement that future issues of debt securities of Con Edison be issued under the Indenture, and Con Edison will be free to employ other indentures or documentation, containing provisions different from those included in the Indenture or applicable to one or more issues of Securities, in connection with future issues of such other debt securities.

         The Indenture does not specifically restrict the ability of Con Edison to engage in transactions which could have the effect of increasing the ratio of debt to equity capitalization of Con Edison or a successor corporation. For example, the Indenture does not limit the amount of indebtedness of Con Edison, the payment of dividends by Con Edison or the acquisition by Con Edison of any of the equity securities of Con Edison or CEI. The Indenture also permits Con Edison to merge or consolidate or to transfer its assets, subject to certain conditions (see "Consolidation, Merger and Sale" below). Con Edison must obtain approvals from state and/or federal regulatory bodies to merge or consolidate or, with limited exceptions, to issue securities or transfer assets.

         The following summary of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Indenture, including the definitions therein of certain terms.

         GENERAL: The Indenture provides that the debt securities offered and other unsecured debt securities of the Company, without limitation as to aggregate principal amount (collectively the "Indenture Securities"), may be issued in one or more series, in each case as authorized from time to time by Con Edison.

         Reference is made to the prospectus supplement relating to the debt securities offered for the following terms:

         (1)      the title of the debt securities;

         (2)      the aggregate principal amount of the debt securities;

         (3) the percentage of the principal amount representing the price for which the debt securities shall be issued;

         (4) the date or dates on which the principal of, and premium, if any, on the debt securities shall be payable;

         (5) the rate or rates (which may be fixed or variable) at which the debt securities shall bear interest, if any, or the method by which such rate or rates shall be determined;

         (6) if the amount of payments of the principal of, premium, if any, or interest, if any, on the debt securities may be determined with reference to an index, formula or other method, the manner in which such amounts shall be determined;

         (7) the date or dates from which any such interest shall accrue, or the method by which such date or dates shall be determined, the dates on which any such interest shall be payable and any record dates therefor;

         (8) the place or places where the principal of, and premium, if any, and interest, if any, on the debt securities shall be payable;

         (9) the period or periods, if any, within which, the price or prices at which, and the terms and conditions upon which the debt securities may be redeemed, in whole or in part, at the option of Con Edison;

         (10) the obligation, if any, of Con Edison to redeem, purchase or repay the debt securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof and the period or periods within which, the price or prices at which, and the terms and conditions upon which the debt securities shall be redeemed, purchased or repaid pursuant to such obligation;

         (11)     whether the debt securities are to be issued in whole or in part in the form of one or more Global Securities and, if so, the identity of the Depositary for such Global Security or Global Securities;

         (12) if other than $1,000 or an integral multiple thereof, the denominations in which the debt securities shall be issued;

         (13) if other than the principal amount thereof, the portion of the principal amount of the debt securities payable upon declaration of acceleration of the maturity of the debt securities;

         (14) any deletions from or modifications of or additions to the Events of Default set forth in Section 6.01 of the Indenture pertaining to the debt securities;

         (15) the provisions, if any, relating to the cancellation and satisfaction of the Indenture with respect to the debt securities prior to the maturity thereof pursuant to Section
                  12.02 of the Indenture (see "Satisfaction and Discharge of Indenture; Defeasance");

         (16) the terms, if any, upon which Con Edison may elect not to pay interest on an interest payment date;

         (17) the provisions, if any, relating to the subordination of the debt securities pursuant to Article 15 of the Indenture (see "Subordination"); and

         (18) any other terms of the debt securities not inconsistent with the provisions of the Indenture and not adversely affecting the rights of any other series of Indenture Securities then outstanding. (Section 2.03)

         Con Edison may authorize the issuance and provide for the terms of a series of Indenture Securities pursuant to a resolution of its Board of Trustees or any duly authorized committee thereof or pursuant to a supplemental indenture. The provisions of the Indenture described above permit Con Edison, in addition to issuing Indenture Securities with terms different from those of Indenture Securities previously issued, to "reopen" a previous issue of a series of Indenture Securities and to issue additional Indenture Securities of such series.

         The Indenture Securities will be issued only in registered form without coupons and, unless otherwise provided with respect to a series of Indenture Securities, in denominations of $1,000 and integral multiples thereof. (Section 2.02) Indenture Securities of a series may be issued in whole or in part in the form of one or more Global Securities (see "Global Securities"). One or more Global Securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of outstanding Indenture Securities of the series to be represented by such Global Security or Global Securities. (Section 2.01) No service charge will be made for any transfer or exchange of Indenture Securities, but Con Edison may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 2.05).

         One or more series of the Indenture Securities may be issued with the same or various maturities at par or at a discount. Debt securities bearing no interest or interest at a rate which at the time of issuance is below the market rate ("Original Issue Discount Securities") will be sold at a discount (which may be substantial) below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the prospectus supplement relating thereto.

         SUBORDINATION: If the prospectus supplement relating to a particular series of Indenture Securities so provides, such securities will be Subordinated Securities and the payment of the principal of, premium, if any, and interest on the Subordinated Securities will be subordinate and junior in right of payment to the prior payment in full of all Senior Indebtedness to the extent set forth in the next paragraph. (Section 15.01)

         In the event (a) of any distribution of assets of Con Edison in bankruptcy, reorganization or receivership proceedings, or upon an assignment for the benefit of creditors, or any other marshalling of assets and liabilities of Con Edison, except for a distribution in connection with a consolidation, merger, sale, transfer or lease permitted under the Indenture (see "Consolidation, Merger and Sale"), or (b) the principal of any Senior Indebtedness shall have been declared due and payable by reason of an event of default with respect thereto and such event of default shall not have been rescinded, then the holders of Subordinated Securities will not be entitled to receive or retain any payment, or distribution of assets of Con Edison, in respect of the principal of, premium, if any, and interest on the Subordinated Securities until the holders of all Senior Indebtedness receive payment of the full amount due in respect of the principal of, premium, if any, and interest on the Senior Indebtedness or provision for such payment on the Senior Indebtedness shall have been made. (Section 15.02)

         Subject to the payment in full of all Senior Indebtedness, the holders of the Subordinated Securities shall be subrogated to the rights of the holders of the Senior Indebtedness to receive payments or distributions applicable to the Senior Indebtedness until all amounts owing on the Subordinated Securities shall be paid in full. (Section 15.03)

         "Senior Indebtedness" means all indebtedness of Con Edison for the repayment of money borrowed (whether or not represented by bonds, debentures, notes or other securities) other than the indebtedness evidenced by the Subordinated Securities and any indebtedness subordinated to, or subordinated on parity with, the Subordinated Securities. "Senior Indebtedness" does not include customer deposits or other amounts securing obligations of others to Con Edison. (Section 15.01)

         The Indenture does not limit the aggregate amount of Senior Indebtedness that Con Edison may issue. As of September 30, 1999, $4.0 billion of Senior Indebtedness was outstanding.

         REDEMPTION: If the prospectus supplement relating to a particular series of Indenture Securities so provides, such securities will be subject to redemption at the option of Con Edison. Notice of any redemption of Indenture Securities shall be given to the registered holders of such securities not less than 30 days nor more than 60 days prior to the date fixed for redemption. If less than all of a series of Indenture Securities are to be redeemed, the Trustee shall select, in such manner as in its sole discretion it shall deem appropriate and fair, the Indenture Securities of such series or portions thereof to be redeemed.

         GLOBAL SECURITIES: The Indenture Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, the Depositary identified in the prospectus supplement relating thereto. Unless and until it is exchanged in whole or in part for Indenture Securities in definitive form, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. (Sections
2.01 and 2.05)

         The specific terms of the depositary arrangement with respect to any Indenture Securities of a series will be described in the prospectus supplement relating thereto. Con Edison anticipates that the following provisions will apply to all depositary arrangements.

         Upon the issuance of a Global Security, the Depositary for such Global Security will credit, on its book entry registration and transfer system, the respective principal amounts of the Indenture Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary ("participants"). The accounts to be credited shall be designated by the underwriters through which such Indenture Securities were sold. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Global Security or by participants or persons that hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

         So long as the Depositary for a Global Security, or its nominee, is the owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Indenture Securities represented by such Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have Indenture Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Indenture Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture.

         Payments of principal of, premium, if any, and interest, if any, on Indenture Securities registered in the name of or held by a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Indenture Securities. None of Con Edison, the Trustee or any paying agent for such Indenture Securities will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a Global Security for such Indenture Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

         Con Edison expects that the Depositary for Indenture Securities of a series, upon receipt of any payment of principal, premium, if any, or interest, if any, in respect of a Global Security will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary. Con Edison also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities registered in "street name," and will be the responsibility of such participants.

         If a Depositary for Indenture Securities of a series is at any time unwilling or unable to continue as Depositary and a successor depositary is not appointed by Con Edison within 90 days, Con Edison will issue Indenture Securities of such series in definitive form in exchange for the Global Security or Global Securities representing the Indenture Securities of such series. In addition, Con Edison may at any time and in its sole discretion determine not to have any Indenture Securities of a series represented by one or more Global Securities and, in such event, will issue Indenture Securities of such series in definitive form in exchange for the Global Security or Global Securities representing such Indenture Securities. Further, if Con Edison so specifies with respect to the Indenture Securities of a series, each person specified by the Depositary of the Global Security representing Indenture Securities of such series may, on terms acceptable to Con Edison and the Depositary for such Global Security, receive Indenture Securities of the series in definitive form. In any such instance, each person so specified by the Depositary of the Global Security will be entitled to physical delivery in definitive form of Indenture Securities of the series represented by such Global Security equal in principal amount to such person's beneficial interest in the Global Security.

         PAYMENTS AND PAYING AGENTS: Payment of principal of and premium, if any, on Indenture Securities will be made against surrender of such Indenture Securities at The Bank of New York, 101 Barclay Street, Stock Transfer Division, New York, New York 10286. Unless otherwise indicated in the prospectus supplement, payment of any installment of interest on Indenture Securities will be made to the person in whose name such Indenture Security is registered at the close of business on the record date for such interest. Unless otherwise indicated in the prospectus supplement, payments of such interest will be made at The Bank of New York, or by a check mailed to each holder of an Indenture Security at such holder's registered address.

         All moneys paid by Con Edison to a paying agent for the payment of principal of, premium, if any, or interest, if any, on any Indenture Security that remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to Con Edison and the holder of such Indenture Security entitled to receive such payment will thereafter look only to Con Edison for payment thereof. (Section 12.05) However, any such payment shall be subject to escheat pursuant to state abandoned property laws.

         CONSOLIDATION, MERGER AND SALE: The Indenture permits Con Edison, without the consent of the holders of any of the Indenture Securities, to consolidate with or merge into any other corporation or sell, transfer or lease its assets as an entirety or substantially as an entirety to any person, provided that: (i) the Successor is a corporation organized under the laws of the United States of America or any state thereof; (ii) the Successor assumes Con Edison's obligations under the Indenture and the Indenture Securities; (iii) immediately after giving effect to the transaction, no Event of Default (see "Default and Certain Rights on Default") and no event that, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and (iv) certain other conditions are met. (Section 11.02) The Indenture does not restrict the merger of another corporation into Con Edison.

         MODIFICATION OF THE INDENTURE: The Indenture contains provisions permitting Con Edison and the Trustee, without the consent of the holders of the Indenture Securities, to establish, among other things, the form and terms of any series of Indenture Securities issuable thereunder by one or more supplemental indentures, and, with the consent of the holders of a majority in aggregate principal amount of the Indenture Securities of any series at the time outstanding, evidenced as in the Indenture provided, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture with respect to Indenture Securities of such series, or modifying in any manner the rights of the holders of the Indenture Securities of such series; provided, however, that no such supplemental indenture shall (i) extend the fixed maturity, or the earlier optional date of maturity, if any, of any Indenture Security of a particular series or reduce the principal amount thereof or the premium thereon, if any, or reduce the rate or extend the time of payment of interest thereon, or make the principal thereof or premium, if any, or interest thereon payable in any coin or currency other than that provided in the Indenture Security, without the consent of the holder of each Indenture Security so affected, or (ii) reduce the principal amount of Indenture Securities of any series, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of all Indenture Securities of such series outstanding thereunder. (Sections 10.01 and 10.02)

         DEFAULT AND CERTAIN RIGHTS ON DEFAULT: The Indenture provides that the Trustee or the holders of 25% or more in aggregate principal amount of Indenture Securities of a series outstanding thereunder may declare the principal of all Indenture Securities of such series to be due and payable immediately, if any Event of Default with respect to such series of Indenture Securities shall occur and be continuing. However, if all defaults with respect to Indenture Securities of such series (other than non-payment of accelerated principal) are cured, the holders of a majority in aggregate principal amount of the Indenture Securities of such series outstanding thereunder may waive the default and rescind the declaration and its consequences. Events of Default with respect to a series of Indenture Securities include (unless specifically deleted in the supplemental indenture or Board Resolution under which such series of Indenture Securities is issued, or modified in any such supplemental indenture):

         (i) failure to pay interest when due on any Indenture Security of such series, continued for 30 days;

         (ii) failure to pay principal or premium, if any, when due on any Indenture Security of such series;

         (iii) failure to perform any other covenant of Con Edison in the Indenture or the Indenture Securities of such series (other than a covenant included in the Indenture or the Indenture Securities solely for the benefit of series of Indenture Securities other than such series), continued for 60 days after written notice from the Trustee or the holders of 25% or more in aggregate principal amount of the Indenture Securities of such series outstanding thereunder;

         (iv)     certain events of bankruptcy, insolvency or reorganization;
                  and

         (v) any other Event of Default as may be specified for such series. (Section 6.01)

         The Indenture provides that the holders of a majority in aggregate principal amount of the Indenture Securities of any series outstanding thereunder may, subject to certain exceptions, direct the time, method and place of conducting any proceeding for any remedy available to, or exercising any power or trust conferred upon, the Trustee with respect to Indenture Securities of such series and may on behalf of all holders of Indenture Securities of such series waive any past default and its consequences with respect to Indenture Securities of such series, except a default in the payment of the principal of or premium, if any, or interest on any of the Indenture Securities of such series. (Section 6.06)

         Holders of Indenture Securities of any series may not institute any proceeding to enforce the Indenture unless the Trustee thereunder shall have refused or neglected to act for 60 days after a request and offer of satisfactory indemnity by the holders of 25% or more in aggregate principal amount of the Indenture Securities of such series outstanding thereunder, but the right of any holder of Indenture Securities of any series to enforce payment of principal of or premium, if any, or interest on the holder's Indenture Securities when due shall not be impaired.
(Section 6.04)

         The Trustee is required to give the holders of Indenture Securities of any series notice of defaults with respect to such series (Events of Default summarized above, exclusive of any grace period and irrespective of any requirement that notice of default be given) known to it within 90 days after the happening thereof, unless cured before the giving of such notice, but, except for defaults in payments of principal of, premium, if any, or interest on the Indenture Securities of such series, the Trustee may withhold notice if and so long as it determines in good faith that the withholding of such notice is in the interests of such holders. (Section 6.07)

         Con Edison is required to deliver to the Trustee each year an Officers' Certificate stating whether such officers have obtained knowledge of any default by Con Edison in the performance of certain covenants and, if so, specifying the nature thereof. (Section 4.06)

         CONCERNING THE TRUSTEE: The Indenture provides that the Trustee shall, prior to the occurrence of any Event of Default with respect to the Indenture Securities of any series and after the curing or waiving of all Events of Default with respect to such series which have occurred, perform only such duties as are specifically set forth in the Indenture. During the existence of any Event of Default with respect to the Indenture Securities of any series, the Trustee shall exercise such of the rights and powers vested in it under the Indenture with respect to such series and use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. (Section 7.01)

         The Trustee may acquire and hold Indenture Securities and, subject to certain conditions, otherwise deal with Con Edison as if it were not Trustee under the Indenture. (Section 7.04)

         The Chase Manhattan Bank, which is the Trustee under the Indenture, is a participating bank under Con Edison's revolving credit agreements, and is a depository for funds and performs other services for, and transacts other banking business with, Con Edison in the normal course of business.

         SATISFACTION AND DISCHARGE OF INDENTURE; DEFEASANCE: The Indenture may be discharged upon payment of the principal of, premium, if any, and interest on all the Indenture Securities and all other sums due under the Indenture. In addition, the Indenture provides that if, at any time after the date of the Indenture, Con Edison, if so permitted with respect to Indenture Securities of a particular series, shall deposit with the Trustee, in trust for the benefit of the holders thereof, (i) funds sufficient to pay, or (ii) such amount of obligations issued or guaranteed by the United States of America as will, or will together with the income thereon without consideration of any reinvestment thereof, be sufficient to pay all sums due for principal of, premium, if any, and interest on the Indenture Securities of such series, as they shall become due from time to time, and certain other conditions are met, the Trustee shall cancel and satisfy the Indenture with respect to such series to the extent provided therein. (Sections 12.01 and 12.02) The prospectus supplement describing the Indenture Securities of such series will more fully describe the provisions, if any, relating to such cancellation and satisfaction of the Indenture with respect to such series.

         REPORTS FURNISHED SECURITYHOLDERS: Con Edison will furnish the holders of Indenture Securities copies of all annual financial reports distributed to its stockholders generally as soon as practicable after the mailing of such material to the stockholders. (Section 4.07)

                              PLAN OF DISTRIBUTION

         Con Edison will offer the debt securities through one or more underwriters. The names of the managing underwriter or underwriters and any other underwriters, and the terms of the transaction, including compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement relating to the offering of the debt securities. Only underwriters named in a prospectus supplement will be deemed to be underwriters in connection with the debt securities described therein. Firms not so named will have no direct or indirect participation in the underwriting of such debt securities, although such a firm may participate in the distribution of such debt securities under circumstances entitling it to a dealer's commission. It is anticipated that any underwriting agreement pertaining to any debt securities will (1) entitle the underwriters to indemnification by Con Edison against certain civil liabilities under the Securities Act of 1933, as amended, or to contribution for payments the underwriters may be required to make in respect thereof, (2) provide that the obligations of the underwriters will be subject to certain conditions precedent, and (3) provide that the underwriters generally will be obligated to purchase all such debt securities if any are purchased. The underwriters may engage in transactions with, or perform services for, Con Edison in the ordinary course of business.

         In connection with an offering made hereby, the underwriters may purchase and sell the debt securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the underwriters in connection with an offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or delaying a decline in the market price of the debt securities, and short positions created by the underwriters involve the sale by the underwriters of a greater aggregate principal amount of debt securities than they are required to purchase from Con Edison. The underwriters also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the debt securities sold in the offering may be reclaimed by the underwriters if such debt securities are repurchased by the underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the debt securities, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be affected in the over-the-counter market or otherwise.

         The anticipated date of delivery of the debt securities will be as set forth in the prospectus supplement relating to the offering of the debt securities.

                                  LEGAL MATTERS

         The validity of the debt securities and certain other related legal matters will be passed upon for Con Edison by Edwin W. Scott., Esq., Vice President and Deputy General Counsel. Certain legal matters in connection with the debt securities will be passed upon for the Underwriters by Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York 10019-6092.

                                     EXPERTS

         The consolidated financial statements incorporated in this prospectus by reference to Con Edison's Form 10-K for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.